Exhibit 99.1

For Immediate Release

SAIC Appoints Interim Chief Financial Officer Maria M. Bishop

McLean, Va., June 28, 2016 -- Science Applications International Corp. (NYSE: SAIC) announced today the appointment of Corporate Controller Maria M. Bishop as interim Chief Financial Officer, effective July 1. Bishop will serve as interim CFO while the company continues its ongoing search for a new CFO.

Bishop will assume the role of CFO from John R. Hartley, whose departure from the company was announced in March. Hartley will remain with SAIC until October to ensure a smooth transition. Bishop has worked for SAIC since 1998, and has been a member of the corporate finance team for the past decade. As controller, she manages the company’s finance and accounting activities including financial reporting, internal controls, government compliance, corporate tax, and financial planning and analysis.

“Maria will ensure a smooth transition given her in-depth knowledge of the company’s financial operations,” said CEO Tony Moraco. “She has broad and deep experience across our strong finance organization, and is a member of the senior leadership team.”

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s approximately 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in McLean, Virginia, SAIC has annual revenues of approximately $4.3 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Certain statements in this announcement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and a number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC's Annual Report on Form 10-K and other such filings that SAIC makes with the SEC from time to time, which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:

Science Applications International Corp.

Lauren Presti, 703-676-8982

lauren.a.presti@saic.com